Valeritas Files Special 510(k) with FDA for Labeling Change to Include the Use of Regular Human Insulin In V-Go® Wearable Insulin Delivery Device

BRIDGEWATER, New Jersey, June 27, 2019 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, today announced it has filed a “Special 510(k): Device Modification” submission with the FDA that includes using regular human insulin (RHI) in the device. If cleared, this would allow for a labeling change that would result in using an insulin that could be substantially less expensive for patients.

Currently, V-Go is cleared for use with a U100 fast-acting insulin such as rapid-acting insulin (RAI) analogs. The list price for analogs is significantly higher than RHI even though an extensive review of published studies has not demonstrated a superior clinical benefit for RAI compared to RHI when injected or infused for post meal-time glucose control. A small peer-reviewed study published in Clinical Diabetes in October 2016 concluded that use of RHI administered by V-Go resulted in improved glycemic control with an estimated annual direct pharmacy costs savings exceeding $3,000 (https://www.ncbi.nlm.nih.gov/pmc/articles/PMC5070587/). Additional support on this subject has been recently reported in a large observational study conducted by Kaiser Permanente and the Yale School of Medicine, published in JAMA (Journal of the American Medical Association) on July 3, 2018 (https://spotlight.kaiserpermanente.org/expensive-insulin-analogs-human-insulin-for-type-2-diabetes/).

“Valeritas is focused on solutions that are both highly effective and help patients reduce their costs in managing diabetes. Expanding labeling for V-Go to include a lower cost insulin alternative could make a treatment regimen with V-Go more affordable for some of the estimated two million patients with type 2 diabetes who are currently prescribed multiple insulin injections daily,” said John Timberlake, President and Chief Executive Officer of Valeritas.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth, the effects of the reverse stock split on the trading price of Valeritas’ common stock, in both the short and long-term, the inherent uncertainties associated with developing new products or technologies, the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769

ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com